EXHIBIT 10.dd

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of August 12, 1998, between Sunbeam Corporation, a Delaware corporation (the "Company") and Jerry Levin (the "Executive").

         The Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

         Accordingly, the Company and the Executive hereby agree as follows:

         1. EMPLOYMENT, DUTIES AND ACCEPTANCE.

         1.1. EMPLOYMENT, DUTIES. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render services to the Company as Chief Executive Officer or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors of the Company (the "Board"); provided that this Agreement shall not prevent the Executive from continuing to perform services for members of the group of companies, consisting of MacAndrews & Forbes Holdings, Inc., a Delaware corporation ("Holdings"), together with each direct or indirect parent, subsidiary, division, or affiliated corporation or entity of Holdings, and to continue services as a director on the boards on which he currently serves, to the extent that the provision of any such services does not materially interfere with the performance of services by the Executive for the Company under this Agreement.

         1.2. ACCEPTANCE. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, and subject to the proviso in Section 1.1, to devote substantially all of the Executive's business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be. The Executive hereby represents and warrants that the Executive is not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by the Executive's performance of services hereunder.

         1.3. LOCATION. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Palm Beach County, Florida, subject to reasonable travel requirements on behalf of the Company.

         2. TERM OF EMPLOYMENT; CERTAIN POST-TERM BENEFITS.

         2.1. THE TERM. The term of the Executive's employment under this Agreement (the "Term") shall commence on June 15, 1998 and shall end on June 14, 2001; PROVIDED, that, in the event the Settlement Agreement by and between the Company and Coleman (Parent)

Holdings, Inc., a Delaware corporation, dated as of August 12, 1998, is terminated in accordance with its terms or otherwise, this Agreement, shall, at the election of the Executive made during the 30-day period from and after such termination, be void AB INITIO and of no further effect 60 days following such election, and the Executive shall be treated as voluntarily terminating employment under this Agreement.

         2.2. SPECIAL CURTAILMENT. The Term shall end earlier than the original termination date provided in Section 2.1, if sooner terminated pursuant to
Section 4.

         3. COMPENSATION; BENEFITS.

         3.1. SALARY. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $1,000,000 (the "Base Salary"), less such deductions or amounts to be withheld as required by applicable law and regulations. In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

         3.2. ANNUAL BONUS. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive will be eligible to receive a performance-based bonus with respect to each year of the Term commencing in 1999, based upon a target bonus opportunity of 100% of Base Salary, payable within 90 days following the end of the Company's fiscal year. Performance goals for such bonuses shall be determined by the Compensation Committee of the Board of Directors. Upon expiration of the Term without renewal, the Executive shall be eligible to receive a pro rata performance-based bonus for the final bonus period commencing during the Term based upon performance through June 30, 2001, and payable within 90 days following such expiration of the Term.

         3.3. GUARANTEED BONUS. For 1998, the Executive shall receive a guaranteed bonus equal to $541,667 (the "1998 Bonus"), payable on or before January 15, 1999.

         3.4. BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers PROVIDED, HOWEVER, that the maximum amount available for such expenses during any period may be fixed in advance by the Chairman or Vice Chairman of the Board of Directors or the Board of Directors.

         3.5. VACATION. During the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited.

         3.6. FRINGE BENEFITS. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its employees generally, together with executive medical benefits for the Executive, the Executive's spouse and the Executive's children as from time to time in effect for officers of the Company generally. The Executive shall be entitled to participate in the Company's relocation program in connection with entering into this Agreement. The Executive shall be entitled to participate in the Company's relocation program in connection with entering into this Agreement.

         3.7. STOCK OPTIONS. The Company shall grant to the Executive on the date hereof, subject to the receipt of shareholder approval to the extent required under (1) Section 162(m) of the Internal Revenue Code of 1986, as amended, (2) the terms of the Amended and Restated Sunbeam Corporation Stock Option Plan (the "Option Plan"), if the grant is to be made under such plan, or
(3) the shareholder approval policy of the New York Stock Exchange, which shareholder approval shall be requested by the Company when it next solicits proxies from its shareholders, non-qualified stock options (the "Options") with a scheduled 10-year term to purchase shares of the common stock of the Company, par value $.01 per share (the "Common Stock"). The Options shall be granted in an amount and at the exercise prices as set forth on Appendix I to this Agreement. The Options shall vest and become exercisable in full on June 14, 2001 (if the Executive remains employed pursuant to this Agreement as of such date) or, to the extent the Option is outstanding, upon a "Change in Control" of the Company. The Options shall be subject to earlier vesting or forfeiture as set forth in Section 4. The Options shall be subject to all other terms and conditions as set forth in an Option Agreement between the Company and the Executive. For purposes of this Agreement, unless otherwise provided herein, Change in Control shall have the meaning set forth in the Option Plan as in effect as of the date of this Agreement.

         3.8. ADDITIONAL BENEFITS. During the Term, the Executive shall be entitled to such additional benefits generally provided to other senior executives of the Company, and to the other benefits specified in Appendix I to this Agreement.

         4. TERMINATION.

         4.1. DEATH. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive's legal representatives shall be entitled to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the longer of 12 months or the end of the Term (as in effect immediately prior to the Executive's death). The Options shall become vested and exercisable as of the Executive's death during the Term (provided, that, to the extent shareholder approval continues to be required under Section 3.7, such accelerated vesting and exercisability shall occur upon such approval), and shall remain exercisable for three years following the later of such death during the Term or the receipt of any required shareholder approval with respect to such Options, by the beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation by the Executive's legal representative.

         4.2. DISABILITY. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equalled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the longer of 12 months or the end of the Term (as in effect immediately prior to such termination). Upon the Executive's termination for disability, the Options shall, subject to the receipt of any required shareholder approval under Section 3.7, continue to vest and become exercisable pursuant to their original vesting schedule, and shall remain exercisable for three years following vesting. If the Executive shall die before receiving all payments to be made by the Company in accordance with this
Section 4.2, such payments shall be made to the beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive's legal representative.

         4.3. CAUSE/VOLUNTARY TERMINATION. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder, a willful breach by the Executive of Sections 5, 6 or 7 or any other material provision of this Agreement or any other conduct on the part of the Executive which would make the Executive's continued employment by the Company materially prejudicial to the best interests of the Company, the Company may at any time by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination and owed to the Executive. In the event the Executive voluntarily terminates employment (other than pursuant to Section 4.4 as a result of a breach of this Agreement by the Company), this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned by and owned to the Executive as of the date of such termination. Upon a termination of the Executive's employment under this
Section 4.3, all unvested Options shall be immediately forfeited.

         4.4. COMPANY BREACH. In the event of (a) the breach of any material provision of this Agreement by the Company (including without limitation the failure to obtain shareholder approval of the stock option grant described under
Section 3.7, to the extent such approval is required under such Section 3.7, at or prior to the Company's first annual meeting of shareholders following the date of this Agreement) or (b) a Change in Control of the Company (provided, that, for purposes of the definition of "Change in Control" under this provision, "Person" shall not include any entity that as of the date of this Agreement owns more than 10% of the outstanding shares of the Common Stock), the Executive shall be entitled to terminate the Term upon 60 days' prior written notice to the Company. Upon such termination, or in the event the Company terminates the Term or this Agreement other than pursuant to the provisions of Sections 4.2 or 4.3, the Company shall continue to provide the Executive (i) payments of Base Salary, in the manner and amount specified in Section 3.1, (ii) at the time such bonus payments would have otherwise been paid, the sum of (A) in the event of the Executive's termination prior to payment of the 1998 Bonus, the 1998 Bonus and (B) an amount equal to the Executive's target bonus opportunity percentage as in effect as of the date of termination, multiplied by the Executive's Base Salary as of the date of termination, payable with respect to each remaining bonus period which would otherwise have ended during the Term (the "Full Bonus Periods"), and payable on a pro rata basis for the final bonus period which would have otherwise commenced during the scheduled Term following the last Full Bonus Period (based upon the portion of such bonus period which would have been completed as of the end of the scheduled Term), and (iii) medical, dental, life and long-term disability insurance benefits in the manner and amounts specified in Sections 3.6 (provided that the Executive shall continue to bear the cost of such benefits required to be paid by employees) or, for a period of twelve months after the last day of the month in which termination described in this Section 4.4 occurred, whichever is longer (the "Damage Period"); PROVIDED, HOWEVER, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employee-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In addition, upon such termination of employment, each of the Options shall immediately vest and become exercisable in full (provided, that, to the extent shareholder approval continues to be required under Section 3.7, such accelerated vesting and exercisability shall occur upon receipt of such approval). Such Options shall remain exercisable for three years following the later of the Executive's termination of employment or the receipt of any required shareholder approval with respect to such Options. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced (except as provided in this Section 4.4) whether or not the Executive obtains other employment.

         4.5. LITIGATION EXPENSES. Except as provided for in Section 5.7, if the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive with respect to a material portion of such action, suit or proceeding, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) reasonably incurred by the Executive in connection with such action, suit or proceeding.

         5. PROTECTION OF CONFIDENTIAL INFORMATION; NON-COMPETITION.

         5.1. In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for future developments, the Executive agrees:

         5.1.1. To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any information whatsoever concerning any director, officer, employee or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent.

The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

         5.1.2. To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

         5.2. During the Term, the Executive shall not, directly or indirectly, on his own behalf or behalf of any other person or entity, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity PROVIDED, HOWEVER, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.

         5.3. If the Executive willfully commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the right to terminate the Executive's employment (with the consequences set forth in Section 4.3 above), and the following additional rights and remedies:

         5.3.1. The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

         5.3.2. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2, and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

         5.4. If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         5.5. If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

         5.6. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

         5.7. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1 and 5.2 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.

         6. INVENTIONS AND PATENTS.

         6.1. The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

         6.2. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the

Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

         6.3. The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

         7. INTELLECTUAL PROPERTY.

         The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

         8. INDEMNIFICATION.

         The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

         9. NOTICES.

         All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

         If to the Company, to:

                  Sunbeam Corporation
                  1615 South Congress Avenue
                  Suite 200
                  Delray Beach, Florida  33445
                  Attention:  General Counsel

         If to the Executive, to him at his residential address as currently on file with the Company.

         10. GENERAL.

         10.1. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware.

         10.2. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.3. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

         10.4. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

         10.5. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         11. SUBSIDIARIES AND AFFILIATES.

         11.1. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       SUNBEAM CORPORATION

                                       By: /s/ PETER A. LANGERMAN
                                           -------------------------------------
                                           /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           Senior VP

                                           /s/ JERRY LEVIN
                                           -------------------------------------
                                           Jerry Levin

                                   APPENDIX I

STOCK OPTIONS.

         The Executive's Options shall be granted for the following number of shares of Common Stock, at the following exercise prices per share: (i) 1,750,000 shares at a $7.00 per share exercise price, (ii) 500,000 shares at a $14.00 per share exercise price and (iii) 500,000 shares at a $10.50 per share exercise price.

EMPLOYEE BENEFITS.

         1. AUTOMOBILE. The Company shall afford the Executive the right to use an automobile on a continuing basis. The Company shall pay, upon presentation of an expense statement, all reasonable expenses associated with the operation of such automobile, including, without limitation, all reasonable maintenance and insurance expenses. The automobile furnished by the Company shall be a late model top-of-the-line vehicle to be reasonably selected by the Executive. Upon the expiration of the Term, the Executive promptly shall return the automobile to the Company.

         2. CLUB MEMBERSHIP. The Company shall reimburse the Executive, upon presentation of an expense statement, for all reasonable initiation fees and periodic dues for membership in a club of the Executive's choice.